EXHIBIT 99.2

P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax (804) 254-3584
_____________________________________________________________________________________
P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	4:15 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com

Universal Corporation Announces 49th Annual Dividend Increase and
Sets Annual Meeting Date
Richmond, VA May 22, 2019 / PRNEWSWIRE

George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced today that the Company's Board of Directors declared a quarterly dividend of seventy-six cents ($0.76) per share on the common shares of the Company, payable August 5, 2019, to common shareholders of record at the close of business on July 8, 2019. This increase indicates an annualized rate of $3.04 per common share and a yield of approximately 6% based on the $51.35 closing price on May 21, 2019.

Mr. Freeman noted, “We continually evaluate opportunities to return capital to our shareholders and are proud to announce our 49th consecutive annual common dividend increase today. We have raised our common dividend every year since 1971."

The Board of Directors set the date of the Annual Meeting of Shareholders as Tuesday, August 6, 2019. It will be held at 11:00 a.m. at the Company’s headquarters building. The Board of Directors set the record date for the Annual Meeting of Shareholders as June 11, 2019.

Headquartered in Richmond, Virginia, Universal Corporation is the leading global leaf tobacco supplier and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2019, were $2.2 billion. For more information on Universal Corporation, visit its website at www.universalcorp.com.

# # #